EXHIBIT 12.1

 PHOSPHATE RESOURCE PARTNERS LIMITED PARTNERSHIP
 Computation of Ratio of Earnings to Fixed Charges
(In millions)
                                        Years Ended December 31,
                                        ------------------------
                            1998       1997      1996      1995     1994
                            ----       ----      ----      ----     ----
Income (loss) from
 continuing operations     $ 32.3    $(340.6)   $177.3    $161.4   $ 84.0
Add:
Interest expense             40.2       35.7      33.7      31.5     33.5
Rental expense factor(a)      2.8        2.6       4.0       4.0      3.9
                           ------    -------    ------    ------   ------
                           $ 75.3    $(302.3)   $215.0    $196.9   $121.4
                           ======    =======    ======    ======   ======

Interest expense           $ 40.2    $  35.7    $ 33.7    $ 31.5   $ 33.5
Capitalized interest            -          -         -         -        -
Rental expense factor(a)      2.8        2.6       4.0       4.0      3.9
                           ------    -------    ------    ------   ------
Fixed charges              $ 43.0    $  38.3    $ 37.7    $ 35.5   $ 37.4
                           ======    =======    ======    ======   ======
Ratio of earnings
 to fixed charges(b)          1.8          c       5.7       5.5      3.2

(a)  Portion of rent deemed representative of an interest factor.
(b) For purposes of this calculation, earnings are income from continuing operations before extraordinary charges and fixed charges. Fixed charges consist of interest and that portion of rent deemed representative of interest.
(c) Earnings were inadequate to cover fixed charges by $340.6 million.

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